Exhibit 1

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November 1, 2011, is by and between BB&T Corporation, a North Carolina corporation (the “BB&T”), and BFC Financial Corporation, a Florida corporation (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Shareholder owns (directly or indirectly, either beneficially or of record) 8,133,353 shares of the Class A Common Stock, par value $0.01 per share, of BankAtlantic Bancorp, Inc. (“Bancorp”) and all 195,045 shares of the Class B Common Stock, par value $0.01 per share, of Bancorp (collectively, the “Shares”), representing in the aggregate approximately 75% of the voting power of Bancorp’s issued and outstanding capital stock;

WHEREAS, BB&T and Bancorp propose to enter into, simultaneously herewith, a Stock Purchase Agreement (the “SPA”) which provides, upon the terms and subject to the conditions thereof, for the acquisition by BB&T of all of the shares of common stock, par value $0.01 per share, and all of the shares of preferred stock, par value $0.01 per share, of BankAtlantic held by Bancorp; and

WHEREAS, in connection with BB&T’s and Bancorp’s entry into the SPA, the Shareholder has agreed, subject to the terms and conditions of this Agreement, to consent to Bancorp’s entry into the SPA and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE I

SUPPORT OF SPA AND TRANSFER OF SHARES

1.1 Support of SPA. During the Term, the Shareholder hereby agrees, with respect to all of the Shares, to consent to Bancorp’s entry into the SPA and consummation of the transactions contemplated therein.

1.2 Transfer of Shares. During the Term, and except as otherwise provided herein, the Shareholder shall not (whether by operation of law or otherwise): (a) sell, transfer, assign, or otherwise dispose of any of the Shares; (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; or (c) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge or other disposition of any of the Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF

THE SHAREHOLDER

The Shareholder hereby represents and warrants to BB&T as follows:

2.1 Organization and Good Standing. The Shareholder is a corporation duly organized and validly existing under the laws of the State of Florida whose status is active. The Shareholder has all necessary corporate power to execute and deliver this Agreement, to own its properties and assets (including the Shares) and to carry on its business as now conducted.

2.2 Authorization. The execution and delivery of this Agreement by the Shareholder, and the compliance by the Shareholder with the provisions of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Shareholder. This Agreement, assuming the due authorization, execution and delivery hereof by BB&T, constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

2.3 No Violation. Neither the execution nor delivery of this Agreement by the Shareholder, nor the compliance by the Shareholder with any of the provisions of this Agreement, will: (i) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the Shares under any of the terms, conditions or provisions of the Shareholder’s Articles of Incorporation or Bylaws or any contract, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder may be bound, or to which the Shareholder or any of its properties or assets may be subject, or (ii) violate any Order or Law applicable to the Shareholder.

2.4 Title to Shares. The Shareholder is the record or beneficial owner of the Shares. The Shareholder has the sole and unrestricted right to vote and to direct the voting of all of the Shares, and is not a party to (nor are any of the Shares subject to any) agreements or understandings with respect to the voting of such shares or which restrict the transfer of any such shares (other than pursuant to this Agreement and except that shares of Bancorp’s Class B Common Stock may only be owned by the Shareholder or its Affiliates).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BB&T

BB&T hereby represents and warrants to the Shareholder as follows:

3.1 Organization and Good Standing. BB&T is a corporation duly organized and validly existing, and is in good standing, under the laws of the State of North Carolina. BB&T has all necessary corporate power to execute and deliver this Agreement and the SPA, to own its properties and assets and to carry on its business as now conducted.

3.2 Authorization. The execution and delivery of this Agreement and the SPA by BB&T, and the compliance by BB&T with the provisions hereof and thereof, have been duly and validly authorized by all necessary corporate action on the part of BB&T. This Agreement, assuming the due authorization, execution and delivery hereof by the Shareholder, constitutes the legal, valid and binding obligation of BB&T, enforceable against BB&T in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3 No Violation. Neither the execution or delivery of this Agreement or the SPA by BB&T, nor the compliance by BB&T with any of the provisions hereof or thereof, will: (i) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, under any of the terms, conditions or provisions of BB&T’s Articles of Incorporation or Bylaws or any contract, agreement or other instrument or obligation to which BB&T is a party or by which BB&T may be bound, or to which BB&T or any of its properties or assets may be subject, or (ii) violate any Order or Law applicable to BB&T.

ARTICLE IV

GENERAL PROVISIONS

4.1 Term. For the purposes of this Agreement, “Term” shall mean the period beginning on the date hereof and ending on the Closing Date or the date on which the SPA is earlier terminated in accordance with its terms.

4.2 Defined Terms. Each capitalized term used but not defined in this Agreement shall have the meaning ascribed to it in the SPA.

4.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to BB&T, to:

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Attn: Robert J. Johnson, Jr., Esq.

Executive Vice President, General Counsel, Secretary and

Chief Corporate Governance Officer

with a copy (which shall not constitute notice) to:

Squire, Sanders & Dempsey (US) LLP

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114

Attn: David A. Zagore

James J. Barresi

and

(b)	if to the Shareholder, to:

BFC Financial Corporation

2100 West Cypress Creek Road

Ft. Lauderdale, Florida 33309

Attn: Alan B. Levan, Chairman of the Board

with a copy (which shall not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

Museum Tower

150 West Flagler Street

Suite 2200

Miami, Florida 33130

Attn: Alison W. Miller, Esq.

Michael I. Keyes, Esq.

4.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. The rights and obligations of this Agreement may not be assigned by either party without the express prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.5 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida, without regard to principles of conflicts of laws.

4.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the parties with respect thereto.

4.8 Amendments. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by both parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed by their respective duly authorized officers as of the date first written above.

BB&T CORPORATION

By:	/s/

BFC FINANCIAL CORPORATION

By:	/s/